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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:     December 31, 2001
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person

     Communicade Investment Company of Nevada, Inc.*
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   (Last)                            (First)              (Middle)

     6100 Neil Road, Suite 500
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                                    (Street)

     Reno                            Nevada                89511
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     December 28, 2000

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     88-0477368

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Agency.com Ltd.: ACOM

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
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Common Stock, par value
$0.001 per share                      12,528,278                   D
====================================================================================================================================

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMR control number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                    3. Title and Amount of Securities                   5. Owner-
                                                       Underlying Derivative Security                      ship
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security              cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 Immed.     3/31/2019       Common Stock           6,000,000        $0.005          D
====================================================================================================================================

Explanation of Responses:

* The Reporting Person is a wholly owned subsidiary of Communicade Inc.; the securities reported in Tables I and II were transferred to the Reporting Person by Communicade Inc. in a non-monetary transaction in connection with the capitalization of the Reporting Person.

Communicade Investment Company of Nevada, Inc.,

/s/ GERARD A. NEUMANN                                    January 2, 2001
-----------------------------------------------          -----------------------
Treasurer                                                Date

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                 SEC 1473 (3-99)